Exhibit 10.1

Execution Copy

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), is effective as of September 25, 2017 (the “Effective Date”), by and between CPI Card Group Inc., a Delaware corporation (the “Company”), and Scott Scheirman, an individual (the “Employee”).

RECITALS

A.                                    The Company and its Affiliates as they may exist from time to time are engaged in the business of manufacturing, personalizing, fulfilling, designing, distributing, packaging, selling and marketing plastic cards, including, without limitation, credit cards, debit cards, ATM cards, loyalty cards, gift cards, access cards, ID cards, contactless cards, chip cards, EMV cards, dual interface cards, and prepaid debit cards and provides instant issuance hardware, software and solutions and data management and various software applications (the “Business”); and

B.                                    The Company desires to employ the Employee on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth below, and upon the terms and subject to the conditions contained in this Agreement, the Employee and the Company agree as follows:

Section 1.  Definitions.  Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth below.

1.1                               Affiliates.  “Affiliates” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person, including without limitation the Company.  For the purposes of this definition, (a) “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing, and (b) in the case of an individual, the term “Affiliate” shall include the members of the immediate family (i.e., parents, spouse and children) of such individual.

1.2                               Confidential Information.  “Confidential Information” means information that constitutes a trade secret under the Uniform Trade Secrets Act or that otherwise is not generally known to the public and that is developed, owned or obtained by the Company or an Affiliate and includes, without limitation, the following information: financial information, including but not limited to earnings, assets, debts, prices, cost information, budgets, sales and profit projections or other financial data; growth, merger, acquisition and/or divestiture plans; marketing information, including but not limited to details about ongoing or proposed marketing strategies, marketing forecasts, or information about impending transactions; product information, including but not limited to development plans, product designs, manufacturing and process information, product costs and pricing policies; information regarding actual or potential customers; employee information, compensation information and recruiting plans.  Confidential Information includes information developed by the Employee in the course of performing service to the Company.  Confidential Information does not include information which was in the public domain or generally available to the public prior to receipt thereof by the Employee from the Company, or which subsequently becomes part of the public domain or generally available to the public other than as a result of a breach of this Agreement by the Employee.  The Employee acknowledges that such information is confidential whether or not it is labeled as such by the Company.

1.3                               Governmental Authority.  “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, instrumentality or other authority of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

1.4                               Person.  “Person” means any individual, partnership, corporation, association, joint stock company, trust joint venture, limited liability company, Governmental Authority or other entity or organization.

1.5                               Restricted Territory.  “Restricted Territory” means the United States of America, the United Kingdom, Canada, Mexico, and Europe.

1.6                               Work Product.  “Work Product” means any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, distributor lists, supplier lists, manuals, handbooks, information of distributors or their employees, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by the Employee, in whole or in part, alone or with others, which results from any work he may do for, or at the request of, the Company or which relates to the business, operations, activities, research, investigations or obligations of the Company regardless of whether made, developed or conceived prior to or during the Term.

Section 2.  Employment.

2.1                               Term.  The Company shall employ the Employee, and the Employee shall serve the Company, for a continuous term beginning on September 25, 2017 (the “Start Date”) and ending at 5:00 pm M.S.T. on March 31, 2021 (the “Original Term”).  The term of employment shall automatically be renewed on the same terms and conditions set forth herein (as modified from time to time) for additional one-year periods (a “Renewal Term”) commencing upon the expiration of the Original Term, unless (i) the Employee gives the Company written notice in accordance with the terms herein of the Employee’s election not to renew the term at least ninety (90) days prior to the end of the Original Term or any such Renewal Term or (ii) the Company informs the Employee of its election not to renew this Agreement at least ninety (90) days prior to the end of the Original Term or any such Renewal Term, or unless sooner terminated pursuant to the provisions of this Agreement.  The Original Term and any Renewal Terms are collectively referred to herein as the “Term.”  If either the Company or the Employee elect not to renew the Term of this Agreement in accordance with this Section 2.1 and the Employee thereafter continues in employment with Company, the Employee shall be employed on an at-will basis and the terms of such employment and any subsequent termination of employment shall be subject solely to the Company’s general employment practices and policies.

2.2                               Duties.

(a)                                 Capacity.  Beginning on the Start Date, the Employee will be employed by the Company in a CEO transition period, and beginning on October 5, 2017, the Employee will be the Company’s President and Chief Executive Officer. The Employee will perform the responsibilities and duties, and shall have the authority, that are usual to the position of President and Chief Executive Officer of a public company of comparable size in the United States, including such reasonable responsibilities and duties as may be assigned to him hereafter from time to time by the board of directors of the Company (the “Board”), consistent with the Employee’s titled position.  The Employee will report to the Board through its Chairman, and will be nominated for election and re-election to the Board throughout the Term.  The Employee will use his best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform his duties and responsibilities to the best of the Employee’s ability in a diligent, trustworthy, businesslike and efficient manner.

(b)                                 Schedule and Location.  The Employee will be employed on a full-time basis and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company.  The Employee shall render his services in accordance with such policies as the Company may establish in writing from time to time for the conduct of its employees, provided that in the event of any conflict between any such policy and the terms of this Agreement, the terms of this Agreement shall govern.  The Employee shall perform his duties under this Agreement predominantly at the Company’s headquarters in Littleton, Colorado and shall travel to such other places in the United States and elsewhere as required to perform his duties or from time to time as may be reasonably needed.

(c)                                  Exclusivity.  Without limiting the generality of the foregoing, the Employee shall not, without the Board’s prior written approval, render services of a business, professional or commercial nature for compensation or otherwise to any Person other than the Company.  Notwithstanding the foregoing, the Employee may (i) manage personal and family investments, (ii) participate in charitable, community, educational and professional activities and organizations, (iii) after the first anniversary of the Start Date and with the consent of the Board Chairman, serve on the board of directors (or comparable governing body), including board committees, of one for-profit company that does not compete with the Company, and (iv) through November 30, 2017, take such actions as are necessary to terminate Employee’s current consulting business, provided that such activities do not, individually or in the aggregate, materially interfere with the Employee’s performance of his duties to the Company.

2.3                               Compensation.  As compensation for the services to be rendered and the other obligations undertaken by the Employee under this Agreement, the Company shall pay the Employee the following compensation:

(a)                                 Salary.  During the Term, and in accordance with the Company’s policies in effect from time to time, the Company shall pay to the Employee an annual base salary (the “Annual Base Salary”) of $575,000 payable in installments in accordance with the policies of the Company.  The Annual Base Salary may be increased (but not decreased) based upon performance reviews performed by the Compensation Committee of the Board not less often than annually.

(b)                                 Incentive Compensation.  During the Term, the Employee shall be eligible to participate in the Company’s incentive cash bonus program on the same basis as similarly compensated senior executives of the Company, subject to the terms and conditions therein.  Pursuant to the incentive cash bonus program, the Employee will have the opportunity for an incentive bonus (the “Annual Bonus”) at a target (the “Target Bonus”) of one hundred percent

(100%) of the Annual Base Salary per year, depending on performance metrics to be agreed upon in writing by the Compensation Committee of the Board, in consultation with the Employee, and with the potential for an Annual Bonus in excess of the Target Bonus for superior performance.  For the period from the Effective Date through December 31, 2017, the Employee will receive an Annual Bonus of one hundred percent (100%) of the portion of the Annual Base Salary paid to the Employee during that period, and for calendar year 2018, the Employee will receive an Annual Bonus of no less than eighty percent (80%) of the Annual Base Salary paid to the Employee during that year.  Except as provided in the preceding sentence, incentive compensation is not guaranteed, and the Employee must be employed by the Company at the time of payment to be eligible for any such incentive compensation, except as otherwise provided in Section 6.  Any Annual Bonus payable under this Section 2.3(b) shall be paid to the Employee no later than at the time payment is made to other similarly situated executives of the Company, but in no event later than two and a half (2½) months after the close of the calendar year in which the Employee becomes vested in such Annual Bonus, and is intended to qualify for the short-term deferral exception to Code Section 409A.

(c)                                  Equity Incentive.  The Employee will be eligible to participate in the CPI Card Group Omnibus Incentive Plan, as amended, and any similar or successor plan (the “Omnibus Plan”).  As of the Effective Date, the Company will grant to the Employee non-qualified stock options with respect to 1,400,000 shares of Common Stock (the “Equity Award”), pursuant to the terms contained in an Equity Award agreement in the form set forth in Exhibit A to this Agreement.  Future equity and/or equity-based incentive awards will be determined by the Compensation Committee of the Board; provided that Employee shall not be entitled to further awards under the Omnibus Plan until 2019; and provided further, that the vesting and exercise provisions of future awards shall not be less favorable to the Employee that those of the Equity Award. Notwithstanding the foregoing, subject to the annual recommendation and approval of the Compensation Committee of the Board and assuming target performance by the Employee against his long term performance objectives, the expectation of the parties is that either: (i) the Compensation Committee of the Board would make annual grants under the Omnibus Plan to the Employee, starting in February 2019, with a value equal to not less than two (2) times the Annual Base Salary, in the event that, at the time such a grant is being determined by the Compensation Committee of the Board, the Company’s stock price has materially improved from the price on the date hereof such that the Black Scholes model is not unduly punitive to the Company (as determined by the Compensation Committee of the Board in its reasonable discretion); or (ii) the Compensation Committee of the Board would make annual grants under the Omnibus Plan to the Employee, starting in 2019, with respect to not less than 500,000 shares of the Company’s common stock (with the form of equity award under the Omnibus Plan to be determined by the Compensation Committee of the Board), in the event that, at the time such a grant is being determined by the Compensation Committee of the Board, the Company’s stock price has not materially improved from the price on the date hereof (as determined by the Compensation Committee of the Board in its reasonable discretion) such that the Black Scholes model remains unduly punitive to the Company. Subject to Sections 6.2(b), (c), and (f), and the terms of the plan or agreement governing any award, any unvested equity or equity-based incentive awards at the time of the termination or non-renewal of the Employee’s employment or this Agreement will be forfeited and the Employee will have no rights, and the Company will have no obligations, with respect thereto.

(d)                                 Expenses; Vacation.  During the Term, the Company shall reimburse Employee for his reasonable travel (in the case of air travel, on commercial airlines) and entertainment expenses in connection with the Employee’s employment by the Company in accordance with the policies of the Company in effect from time to time.  Employee will receive five (5) weeks paid vacation per year, with the right to carry over unused vacation in any year to future years to be determined according to the Company’s vacation policy, and such other fringe benefits, including, without limitation, paid holidays in accordance with the policies of the Company.  The Company will reimburse the Employee for his reasonable attorneys’ fees incurred in the development of this Agreement and all related documents, up to a maximum of $15,000.  The Company shall reimburse the Employee for his reasonable and actual out-of-pocket living expenses for hotels, meals, etc. in the Littleton, Colorado area from the Effective Date through December 31, 2017.

(e)                                  Additional Benefits.  During the Term, the Employee and the Employee’s eligible dependents (with respect to health benefits only) shall be entitled to participate in each insurance, health, disability, major medical insurance, 401(k) plan or other arrangement the Company adopts for the general benefit of its eligible executive-level employees on the same basis as similarly compensated senior executives of the Company to the extent permitted by law and to the extent the Employee is otherwise entitled to participate based upon the Employee’s age, service, compensation, job classification and any other factors determining eligibility to participate under each such plan.  The insurance and benefit plans are subject to such general modifications, increases or reductions in such employee benefit plans and fringe benefits as may be made from time to time by the Company.

Section 3.  Restrictive Covenants.

3.1                               Confidential Information.  The Employee acknowledges and agrees that in the performance of his duties under this Agreement, he will be brought into frequent contact, either in person, by telephone, electronically or through the mails, with existing and potential customers of the Company.  The Employee further agrees that any Confidential Information gained by the Employee during his employment with the Company has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company.  The Employee further understands and agrees that the foregoing makes it necessary for the protection of the Business that the Employee not compete with the Company during the Term and not compete with the Company for a reasonable period after such employment, as further provided in the following sections.

3.2                               Non-Competition During Term.  During the Term and any Renewal Term or other period of employment with the Company, the Employee shall not, in any of the United States of America, Canada, Mexico, Europe, or the United Kingdom:

(a)                                 enter into or engage in any business that competes with the Business;

(b)                                 solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business;

(c)                                  solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company or attempt to do so; or

(d)                                 counsel, promote or assist, financially or otherwise, any Person, engaged in any business that competes with the Business.

3.3                               Non-Competition After Term and Following Employment.

(a)                                 For a period of eighteen (18) months following the termination of the Employee’s employment with the Company for any reason, the Employee shall not:

(i)                                     enter into or engage in any business that directly competes with the Business within the Restricted Territory;

(ii)                                  solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory;

(iii)                               solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company within the Restricted Territory or attempt to do so; or

(iv)                              counsel, promote or assist, financially or otherwise, any Person engaged in any business that competes with the Business within the Restricted Territory.

3.4                               Employee Non-Solicitation.  During the Term, any Renewal Term or other period of employment with the Company and for a period of eighteen (18) months following termination of Employee’s employment with the Company for any reason, the Employee shall not, and shall cause each of his Affiliates not to, directly or indirectly, solicit or induce or attempt to solicit or induce any employee, representative, contractor or agent of the Company to terminate his, her, or its employment, representation, engagement or other association with the Company.

3.5                               Non-Competition - Direct or Indirect.  The Employee will be in violation of Sections 3.2, 3.3 and 3.4 if he engages in any or all of the activities set forth in those sections directly as an individual on his own account, or indirectly for any other Person and whether as partner, joint venturer, employee, agent, salesperson, employee, contractor, consultant, officer and/or director of any Person or as an equity holder of any Person in which the Employee or the Employee’s spouse, child or parent owns, directly or indirectly, any of the outstanding equity interests.

3.6                               Return.  Upon any termination of employment, the Employee shall not remove from any premises at which the Business is conducted any property of the Company, including, without limitation, any Confidential Information, and shall return, in good condition, all the property of the Company, including, without limitation, all tangible embodiments of the Confidential Information.

3.7                               Reasonableness of Restrictions.  The Employee acknowledges: (a) that the scope and duration of the restrictions on the Employee’s activities under this Agreement are reasonable and necessary to protect the legitimate business interests of the Company; (b) that the Employee will be reasonably able to earn a living without violating the terms of this Agreement; (c) that the geographic restrictions are reasonable and appropriate given the Company’s scope of business; and (d) the restrictions in this Agreement have served as a material inducement to the Company to hire the Employee.

3.8                               Reservation of Rights.  Nothing in this Section 3 or in Section 5 is intended or should be construed to prevent the Employee from exercising his rights to file a charge with, provide accurate information to or to cooperate with or participate in an investigation or proceeding conducted by any governmental, regulatory or administrative agency or from complying with compulsory legal process or legally required disclosure obligation.

Section 4.  Development of Inventions, Improvements or Know-How.

4.1                               Disclosure Obligation.  The Employee or the Employee’s heirs, assigns and representatives, as appropriate, shall disclose fully and promptly to the Company any and all Work Product developed during the course and scope of the Employee’s employment, including, without limitation, any and all facts, test data, findings, designs, formulas, processes, sketches, drawings, models and figures.

4.2                               Assignment.  All Work Product is deemed a “work of hire” in accordance with the U.S. Copyright Act and is owned exclusively by the Company.  If, and to the extent, any of the Work Product is not considered a “work of hire,” the Employee does hereby assign to the Company and shall, without further compensation, assign to the Company, the Employee’s entire right, title and interest in and to all Work Product.  At the Company’s expense and at the Company’s request, the Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world.  The Employee appoints the Company as his agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

4.3                               Publication.  The Employee shall not publish or submit for publication, or otherwise disclose to any Person other than the Company, any data or results from the Employee’s work on behalf of the Company without the prior written consent of the Board or unless pursuant to previously authorized instruction or duty of the Employee.

Section 5.  Non-Disclosure.  The Employee shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after the Term or after the termination of this Agreement, disclose, furnish, disseminate, make available or, except in the course of performing the Employee’s duties of employment under this Agreement in accordance with the terms hereof, use any Confidential Information, without limitation as to when or how the Employee may have acquired such information.  The Employee specifically acknowledges that with respect to any Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Employee and whether compiled by the Company and/or the Employee: (a) such Confidential Information derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or uses; (b) reasonable efforts have been put forth by the Company to maintain the secrecy of such information; (c) such information is and will remain the sole property of the Company; and (d) any retention and use of such information during or after the termination of the Employee’s employment with the Company will constitute a misappropriation of the Company’s trade secrets.  The Employee’s confidentiality and non-disclosure obligations under this Section 5 extend beyond the Term, any Renewal Term, or other period of the Employee’s employment, no matter the reason for the termination of the Employee’s employment, for as long as such Confidential Information is not generally known to the public.

Section 6.  Termination of Employment.

6.1                               Right to Terminate.

(a)                                 Death.  The Employee’s employment by the Company and this Agreement shall terminate upon the Employee’s death.

(b)                                 Disability.  In the event that the Employee, because of accident, disability or physical or mental illness, is incapable of performing his duties under this Agreement with reasonable accommodations pursuant to the Americans with Disabilities Act, as amended (“ADA”), the Company has the right to terminate the Employee’s employment by the Company and this Agreement upon thirty (30) days’ prior written notice to the Employee.  For purposes of this Section 6.1(b), the Employee will be deemed to have become incapable of performing his duties under this Agreement if, in the professional opinion of a physician selected by the Company with the consent of the Employee, which will not be unreasonably withheld, he is incapable of so doing with reasonable accommodations pursuant to the ADA for (i) a continuous period of 180 days and remains so incapable at the end of such 180-day period, or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(c)                                  Cause.  The Company has the right to terminate the Employee’s employment by the Company and this Agreement for “Cause,” subject to the last sentence of this Section 6.1(c), upon prior written notice to the Employee upon any (i) conviction of (or plea of nolo contendere to) a felony or a crime involving moral turpitude; (ii) embezzlement, or misappropriation of property of the Company or an Affiliate, or any other act involving fraud; (iii) material breach by the Employee of this Agreement, or any other agreement relating to the Employee’s employment with the Company; (iv) serious neglect or negligence in the performance of the Employee’s duties; (v) conduct that is materially injurious to the Company or any Affiliate, or (vi) failure to follow the reasonable and lawful written directives of the Board, as either set forth in a resolution adopted by the Board or communicated in writing by the Chair of the Board as a directive.  No Cause for termination under clauses (iii), (iv) and (vi) of this Section 6.1(c) shall exist unless the Company has provided the Employee written notice describing with reasonable particularity the circumstances giving rise to Cause and, solely to the extent cure is possible, the Employee has failed to cure such circumstances within thirty (30) days of receiving such notice.  For avoidance of doubt, if any such circumstances are not curable, the Company may terminate the Employee for Cause upon delivery of such notice.  In addition, the Employee’s employment shall be deemed to have terminated for Cause if, within twelve (12) months after the Employee’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(d)           Otherwise by the Company.  The Company has the right to terminate the Employee’s employment by the Company and this Agreement for any other reason not specified in this Section 6.1 upon ninety (90) calendar days written notice to Employee.

(e)           By Employee for Good Reason.  The Employee has the right to terminate his employment with the Company for “Good Reason” upon the occurrence of any of the following: (i) a decrease in the Employee’s Annual Base Salary or Target Bonus; (ii) a material diminution of the Employee’s duties, responsibilities or authority; (iii) relocation of the Company’s headquarters to a location that is more than fifty (50) miles further from the Employee’s principal residence than the original location; (iv) Employee is not elected to or is removed from the Board during the Term; (v) the Company’s stockholders do not approve an increase in the number of shares of the Company’s common stock available for issuance under the Omnibus Plan on or prior to the earlier of May 31, 2018, or the Company’s 2018 annual meeting of stockholders, as provided in the Nonqualified Stock Option Agreement between the Company and the Employee with respect to the Equity Award; or (vi) any other action or inaction by the Company which constitutes a material breach of this Agreement or any other agreement with Employee; provided, however, that notwithstanding anything else herein, no act or failure to act by the Company shall give rise to a Good Reason for Employee’s resignation unless Employee informs the Company in writing of the Employee’s intent to resign for Good Reason within thirty (30) calendar days of the act or failure to act, and the Company fails to cure the act or failure to act within thirty (30) calendar days of receiving such written notice. For the purpose of this Agreement, resignation by the Employee for Good Reason shall be considered termination of the Employee’s employment without Cause.

(f)            Otherwise By Employee.  The Employee has the right to terminate his employment under this Agreement at any time upon ninety (90) calendar days’ prior written notice to the Company.

6.2          Rights and Obligations of Employee Upon Termination.

(a)           Payment Obligation.  Upon the termination by the Company of the Employee’s employment pursuant to Section 6.1(c), the termination by the Employee of the Employee’s employment pursuant to Section 6.1(f), or non-renewal by the Employee under Section 2.1, the Company will have no further obligation to the Employee under this Agreement except to distribute to the Employee (i) the unpaid installments of Annual Base Salary due pursuant to Section 2.3(a) up to the date of termination, (ii) the Employee’s earned but unused vacation time, (iii) reimbursement of the Employee’s business expenses properly incurred prior to termination, or (iv) the benefits due the Employee as of the date of termination, if any, under the Company’s then existing employee benefit plans, policies or programs in which he participates (collectively the “Accrued Obligations”).  Upon the termination of the Employee’s employment pursuant to Section 6.1(a) or (b), by the Company pursuant to Section 6.1(d) or by the Employee pursuant to Section 6.1(e), or non-renewal by the Company under Section 2.1, the Company shall have no further obligation to Employee under this Agreement except to distribute to the Employee or his legal representative (A) the Accrued Obligations, (B) his Annual Bonus for the year prior to the year of termination to the extent not yet paid on the date of termination, and (C) the payments identified in Section 6.2(b), (c), and (f), if any.

(b)           Severance Benefits.  Upon (i) any termination by the Company of the Employee’s employment pursuant to Section 6.1(d), (ii) the Employee’s termination of employment upon the end of the Original Term or any Renewal Term following non-renewal by the Company under Section 2.1, (iii) the Employee’s termination of employment for Good Reason pursuant to Section 6.1(e), or (iv) termination of the Employee’s employment pursuant to Section 6.1(a) or (b) (each, a “Severance Termination Event”), the execution and delivery by the Employee or the Employee’s legal representative to the Company of the Release described in Section 6.2(e), and subject to Section 7(a), the Company shall pay to the Employee or, in the event of the Employee’s termination pursuant to Section 6.1(a) or death after a Severance Termination Event, the Employee’s designated beneficiary or estate, a severance payment equal to (A) one and one-half (1.5) times the sum of the Employee’s then current Annual Base Salary and Target Bonus for the year that includes the Severance Termination Event, plus (B) the Employee’s Annual Bonus amount, as determined by the Board in good faith in accordance with the short-term incentive plan design then in effect, based on the Company’s actual performance for the year of the Severance Termination Event.  The portion of the severance payment described in (A) will be made in equal installments during the Severance Period (as defined below) in a manner consistent with the Company’s usual payroll cycle.  The Annual Bonus portion of the severance payment will be made at the same time as annual bonuses are paid to other executive employees, but no later than two and a half (2½) months after the close of the calendar year in which occurred the Severance Termination Event.  Subject to the terms of then applicable law and the applicable plan documents, the Company shall reimburse the Employee for the cost of continuing coverage under the Company’s group health and dental benefits plan (including prescription drug coverage and including Employee’s covered dependents), and in accordance with the Company’s policies applicable to similarly situated employees, as required by Code Section 4980B (so-called “COBRA coverage”), until the earlier of (i) the end of the Severance Period, and (ii) the date the Employee becomes eligible to be covered by a group health and dental benefits plan or program maintained by an entity other than the Company, which provides coverage or benefits that is comparable to the Company-provided group health and dental plan, on the same terms as provided to other similarly situated active employees; provided the Employee continues to pay the applicable employee rate for such coverage and the Employee formally and timely elects continuation coverage pursuant to the materials that will be provided to the Employee by the Company (or its designee for such purpose) under separate cover.  The parties intend that the continuation period required by the preceding sentence shall be concurrent with the continued group health benefit plan coverage required by COBRA.  In addition, except in the case of a termination pursuant to Section 6.1(a) or (b), the Company shall provide the Employee with outplacement and career transition services for a period of six (6) months, using a reputable provider selected by the Employee with the consent of the Company, which shall not be unreasonably withheld.  The Employee shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to receipt of the benefits described in this Section 6.2, and such benefits shall not be reduced or offset by any compensation or other amounts received from any other source.

(c)           Equity Awards.  In the event that the Employee is terminated by a Severance Termination Event, and subject to the requirements of Sections 6.2(e) and 7(a), the portion of the aggregate number of shares or units under each individual equity award granted under the Omnibus Plan and held by the Employee, including the Equity Awards (collectively, the “Outstanding Equity Awards”), that would have vested if the Employee had been employed for an additional year shall become vested on the date of the Severance Termination Event; provided that, with respect to any performance-based Outstanding Equity Awards shall vest based on the Company’s actual performance, determined at the end of the applicable performance period, and the requirement that the Employee remain employed by the Company through the end of the Performance period shall be waived.  The parties hereto agree that if any award agreement with respect to time-based or performance-based equity awards shall provide terms that are more favorable than as set forth herein, any such award agreement shall control with respect to such Outstanding Equity Awards.

(d)           Notwithstanding the foregoing, the Company is not obligated to pay any severance payments to the Employee if the Employee violates Sections 3, 4 or 5, and the Employee shall repay to the Company any severance payments previously made.

(e)           Release.  In connection with payments under Sections 6.2(b), (c), or (f), the Company shall deliver a release (the “Release”) of all claims against the Company and its related parties existing on the date the Release is signed, whether known or unknown, relating to the Employee’s employment by the Company and the termination of such employment, except as provided below.  The Release shall be delivered to the Employee or the Employee’s legal representative within ten (10) calendar days of the Employee’s termination of employment.  No payments pursuant to Sections 6.2(b), (c), or (f), shall be made prior to the date that both (i) the Employee has delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that the Employee had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable after the signed Release has been delivered and the revocability period has elapsed, but not later than the seventy-fourth (74th) day following the Employee’s termination of employment.  If the Employee does not deliver an original, signed Release to the Company within twenty-one (21) business days (or such longer period if required by law) after receipt of the same from the Company, (A) the Employee’s rights shall be limited to the Accrued Obligations, and (B) the Company shall have no obligation to pay or provide to the Employee any amount or benefits described in Sections 6.2(b), (c), or (f), or any other monies on account of the termination of the Employee’s employment.  As part of the Release, the Employee shall affirm that the Employee (i) has advised the Company in writing, of any facts that the Employee is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Company or any Affiliate, and (ii) is not aware of any existing or threatened claims, charges, or lawsuits that the Employee has not disclosed to the Company.  The Release shall not require the Employee to waive or release his rights to payment of the benefits described in this Section 6, or his right to indemnification and continued directors and officers insurance coverage, and shall not impose any restrictive covenants upon the Employee beyond those to which he was already subject.

(f)            Change in Control.  In the event that the Employee is terminated by a Severance Termination Event within twenty-four months following the occurrence of a Change in Control (as defined in the Omnibus Plan, as amended), and subject to the requirements of Sections 6.2(e) and 7(a), in addition to the payments and benefits described in Sections 6.2(a) and (b), (A) the phrase “two (2) times” shall be substituted for “one and one-half times” in Section 6.2(b)(A), and (B) the Employee’s Outstanding Equity Awards, including performance-based Outstanding Equity Awards, shall become fully vested, with the performance-based Outstanding Equity Awards vesting at the target level of performance, as outlined in and provided the Employee has signed the applicable equity award agreement.  If the Employee incurs a Severance Termination Event prior to a Change in Control and a Change in Control occurs within six (6) months following the Severance Termination Event, then the Employee shall be entitled to the benefits described in this

Section 6.2(f), offset by any benefits previously received pursuant to Section 6.2(b).  Any Outstanding Equity Awards that would otherwise have been forfeited upon the Severance Termination Event shall not be forfeited until a period of six (6) months have expired without the occurrence of a Change in Control, but the Employee shall not be entitled to exercise, or receive any other benefits with respect to, such Outstanding Equity Awards, unless a Change in Control occurs during such six (6) month period.

(g)           Severance Period.  For purposes of this Section 6, “Severance Period” shall mean the shorter of (i) the eighteen (18) month period (or, in the case of Severance Termination Event described in Section 6.2(f), the twenty-four (24) month period) commencing on the date of the Employee’s termination of employment and (ii) the period commencing on the date of the Employee’s termination of employment and ending on the date that the Employee violates any of Sections 3, 4 or 5.

Section 7.  Section 409A of the Internal Revenue Code.

(a)           Except to the extent earlier payment is permitted by Section 409A of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder, in the event that any amount due to the Employee hereunder after the termination of the Employee’s employment shall be considered to be deferred compensation pursuant to Section 409A of the Code, and it is determined that the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay the payment of such amount for six (6) months after the termination of the Employee’s employment (or until the Employee’s death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.  Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

(b)           This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.  This Agreement shall be construed and interpreted in accordance with such intent.  In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code and any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-1(h)(1)(ii) (or other similar or successor provision).  The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code.

(c)           To the extent that the Employee’s consideration period for executing a general release spans two (2) calendar years, no payment of any severance amount or benefit that is (i) considered to be nonqualified deferred compensation with the meaning of Section 409A and (ii) conditioned upon execution of a general release shall be made before the first day of the second calendar year regardless of when the release is actually executed and returned to the Company.

Section 8.  Miscellaneous.

8.1          Amendment.  This Agreement may be amended only by a writing executed by the parties to this Agreement.

8.2          Entire Agreement.  This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties regarding this subject matter and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding this subject matter.

8.3          Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below, or such other address as a party may specify by notice given in the same manner:

If to the Company:	CPI Card Group Inc.
10026 West San Juan Way, Suite 200
Littleton, CO 80127
Fax: (303) 973-8420
Attention: Chief Financial Officer

With copies to
CPI Card Group Inc.:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Fax: (312) 558-5700
Attention: Andrew McDonough

If to the Employee, at the address of the Employee as set forth in the Company’s records.

8.4          Assignment.  This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but no rights, obligations or liabilities of either party under this Agreement will be assignable without the prior written consent of the other party, provided the consent of the Employee shall not be withheld unreasonably.

8.5          Governing Law.  This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.  The Company and the Employee agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Employee and hereby submit and consent to said jurisdiction and venue.

8.6          Severability.  Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement.  It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought.  Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective, or unenforceable, the remaining provisions will not be affected by such adjudication.  The invalid, ineffective, or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective, or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

8.7          Waivers.  None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and the related provision(s) and is in writing signed by an authorized representative of the party to be bound.  Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

8.8          Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by electronic mail or facsimile transmission, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

8.9          Third Parties.  Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than the Company and the Employee (and their respective permitted successors and assigns) any rights or remedies under, or by reason of, this Agreement.

8.10        Income Tax Reporting.  The Employee shall report the Annual Base Salary and all payments made to Employee pursuant to Section 2.3 as ordinary income for Federal, state and local income tax purposes, as required.

8.11        Disclosure.  During the Term and for three (3) years after such Term, the Employee shall disclose to any Person that he intends to be employed by, associated with or represent and that is engaged in a business that is competitive to the Business, the Employee’s continuing obligations to the Company pursuant to Sections 3 and 5.

8.12        Remedies.  The Employee acknowledges that his failure to comply with any provision of this Agreement will irreparably harm the Business and that the Company will not have an adequate remedy at law in the event of such non-compliance.  Therefore, the Employee acknowledges that the Company will be entitled to seek injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by the Employee under this Agreement.

8.13        Survival of Certain Obligations.  The obligations of the Company and the Employee set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement will not be affected or diminished in any way by the termination of this Agreement.

8.14        Legal Counsel.  Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement.  Accordingly, the language contained within and comprising this Agreement shall not be construed in favor of or against any one party on the grounds that the party drafted the Agreement.

8.15        Attorneys’ Fees.  In the event an action or proceeding is instituted to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to such reasonable attorneys’ fees as the court may award.

8.16        Headings.  Section, paragraph and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.  References to sections under this Agreement shall refer to sections of this Agreement unless specifically identified otherwise.

8.17        Indemnification; Directors and Officers Insurance.  During the Term and at all times thereafter, regardless of the reason for termination, (i) the Employee will, to the maximum extent permitted by applicable law, be indemnified and held harmless against any losses, claims, damages, or penalties (collectively “losses”) incurred by the Employee as a result of his employment by or services as an officer, employee or Board member of the Company, or service as an officer or board member of any Affiliate of the Company, or as a fiduciary of any employee benefit plan maintained by the Company or any Affiliate in accordance with the terms of the Indemnification Agreement between the Company and the Employee and be advanced expenses as provided therein and (ii) be covered by any directors and officers or similar liability policy, including any employment practices or fiduciary liability policy, maintained by the Company at the level applicable to its most senior active officers and Board members.

8.18        Nondisparagement.  During the Term and at all times thereafter, regardless of the reason for termination, the Employee shall not disparage, denigrate or harass the Company, any of its Affiliates or any of their respective agents, employees, managers, shareholders, directors, officers, or partners, and the Company shall not, and shall not permit the direct reports of the President and Chief Executive Officer of the Company or the members of the Board to, disparage, denigrate or harass the Employee.

[Signature pages follow]

IN WITNESS WHEREOF, the Company has caused this Employment and Non-Competition Agreement to be duly executed and delivered by its duly authorized officer, and the Employee has duly executed and delivered this Employment and Non-Competition Agreement, as of the date first written above.

COMPANY:		EMPLOYEE:
CPI CARD GROUP INC.

By:	/s/ Bradley Seaman	/s/ Scott Scheirman
	Bradley Seaman,	Scott Scheirman
Chairman of the Board

[Signature Page to Employment and Non-Competition Agreement]